Exhibit 10.1

AMENDMENT TO THE
LIQUIDIA CORPORATION 2020 LONG-TERM INCENTIVE PLAN

The Board of Directors (the “Board”) of Liquidia Corporation, a Delaware corporation (the “Company”), hereby makes this Amendment (this “Amendment”) to the Liquidia Corporation 2020 Long-Term Incentive Plan (the “Plan”), this 19th day of April 2022. Subject to the approval of the Company’s shareholders at the 2022 Annual Meeting, the effective date of this Amendment shall be June 16, 2022.

WHEREAS, the Company originally established the Plan for purposes of providing compensation and incentive awards to employees, officers and service providers that are based on the Company’s common stock, par value $0.001 per share (the “Stock”) in order to strengthen the Company’s ability to attract, motivate and retain management and service providers of experience and ability, and to encourage the highest level of performance in the Company’s financial success and growth; and

WHEREAS, the Company now desires to amend the Plan to increase the number of shares of Stock available for issuance pursuant to the Plan and re-authorize the evergreen provision.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the Plan.
2.	Amendments.

Section 17 is hereby amended to add the following definition:

“Amendment Date” means June 16, 2022;

Section 5(a) is hereby amended and restated in its entirety as follows:

(a) Share Pool. Subject to adjustments as provided in Section 10 of the Plan, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan shall equal the sum of the following: (i) 1,700,000 shares that were originally reserved in connection with the adoption of the Plan (as of the Effective Date); plus (ii) 3,824,941 of shares that were added to the Plan from the Effective Date until the Amendment Date based on the evergreen provision in the Plan; plus (iii)) 1,600,000 newly reserved shares in connection with the amendment to the Plan (as of the Amendment Date); (subsections (i), (ii), and (iii) referred to as the “Share Pool”).

Section 5(b)(i) is hereby amended and restated in its entirety as follows:

(i) The Share Pool shall be increased automatically, without further action of the Board, on January 1st of each calendar year following the Amendment Date and ending on (and including) January 1, 2030, by a number of shares of Common Stock equal to the lesser of (A) four percent (4%) of the aggregate number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding shares of Common Stock that were granted under this Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of shares of Common Stock determined by the Board or Compensation Committee prior to the relevant January 1st.

3. Remainder of the Plan. Except as expressly provided herein, the Plan remains in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment is executed effective as of the date first written above.

LIQUIDIA CORPORATION

By:	Roger Jeffs

Its:	Chief Executive Officer